As filed with the United States Securities and Exchange Commission on August 12, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OSCAR HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-1315570
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

75 Varick Street, 5th Floor

New York, New York 10013

(646) 403-3677

(Address, including zip code, of principal executive offices)

OSCAR HEALTH, INC. 2021 INCENTIVE AWARD PLAN

(Full title of the plan)

Ranmali Bopitiya, Esq.

Chief Legal Officer

Oscar Health, Inc.

75 Varick Street, 5th Floor

New York, New York 10013

(646) 403-3677

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Keith L. Halverstam, Esq.

Peter N. Handrinos, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 4,968,684 shares of Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), of Oscar Health, Inc. (the “Registrant”) in the aggregate, including (i) 2,634,483 shares of Class A Common Stock that were issuable upon the exercise of stock option awards granted under the Registrant’s Amended and Restated 2012 Stock Incentive Plan that were canceled, forfeited or withheld to cover the exercise prices or taxes with respect to such options, and which became available for issuance under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”) pursuant to the terms of the 2021 Plan, (ii) 534,201 shares of Class A Common Stock that would have been issuable upon the vesting of restricted stock unit awards granted under the 2021 Plan, but that were canceled or forfeited prior to vesting, and as such again became available for issuance under the 2021 Plan pursuant to its terms, and (iii) 1,800,000 shares of Class A Common Stock that may become issuable in the future in connection with the vesting of restricted stock unit awards to be granted under the 2021 Plan, but that become canceled or forfeited prior to vesting, such that they again become available for issuance under the 2021 Plan pursuant to its terms. The additional shares registered pursuant to the 2021 Plan are of the same class as other securities relating to the 2021 Plan for which the Registration Statement on Form S-8 (No. 333-253817) filed with the Securities and Exchange Commission (the “Commission”) on March  3, 2021 and the Registration Statement on Form S-8 (No. 33-263057) filed with the Commission on February 25, 2022 are effective.

Pursuant to General Instruction E of Form S-8, the contents of the above-referenced prior registration statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Oscar Health, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-40154) filed on March 8, 2021)

4.2	Amended and Restated Bylaws of Oscar Health, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 8-K (File No. 001-40154) filed on March 8, 2021)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of PricewaterhouseCoopers LLP as to Oscar Health, Inc.

23.2*	Consent of Grant Thornton LLP as to Oscar Health, Inc.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the Registration Statement)

99.1	Oscar Health, Inc. 2021 Incentive Award Plan (incorporated herein by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-253817) filed on March 3, 2021)

107.1*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 12, 2022.

OSCAR HEALTH, INC.

By:	/s/ Mario Schlosser
Mario Schlosser
Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Oscar Health, Inc., hereby severally constitute and appoint Mario Schlosser and R. Scott Blackley, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mario Schlosser Mario Schlosser	Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2022

/s/ R. Scott Blackley R. Scott Blackley	Chief Financial Officer (Principal Financial Officer)	August 12, 2022

/s/ Victoria Baltrus Victoria Baltrus	Chief Accounting Officer (Principal Accounting Officer)	August 12, 2022

/s/ Jeffery H. Boyd Jeffery H. Boyd	Director	August 12, 2022

/s/ Joshua Kushner Joshua Kushner	Director	August 12, 2022

/s/ Charles E. Phillips, Jr. Charles E. Phillips, Jr.	Director	August 12, 2022

/s/ David Plouffe David Plouffe	Director	August 12, 2022

/s/ Siddhartha Sankaran Siddhartha Sankaran	Director	August 12, 2022

/s/ Elbert O. Robinson, Jr. Elbert O. Robinson, Jr.	Director	August 12, 2022

/s/ Vanessa A. Wittman Vanessa A. Wittman	Director	August 12, 2022